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                            ASSET PURCHASE AGREEMENT

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                            ASSET PURCHASE AGREEMENT

                                 by and between

                                  ANICOM, INC.
                                   ("Parent"),

                             REEL ACQUISITION CORP.
                                 ("Purchaser"),

                                       and

                       CONNECTIVITY PRODUCTS INCORPORATED
                                   ("Seller")




                               Dated July 11, 1997






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                                TABLE OF CONTENTS
                                                                            Page

PARTIES AND RECITALS.........................................................  1

ARTICLE I                  CERTAIN DEFINITIONS...............................  2
        Section 1.01.               Definitions..............................  2

ARTICLE II                 PURCHASE AND SALE OF ASSETS; ASSUMPTION OF
                           LIABILITIES.......................................  8
        Section 2.01.               Purchase and Sale of Assets; Assumption
                                    of Liabilities...........................  8
        Section 2.02.               Purchase Price...........................  8
        Section 2.03.               Registration Rights...................... 10
        Section 2.04.               Purchase Price Adjustment................ 10
        Section 2.05.               Allocation of Purchase Price............. 12

ARTICLE III                CLOSING AND RELATED MATTERS....................... 13
        Section 3.01.               Time and Place of Closing................ 13
        Section 3.02.               Purchaser's Deliveries at the Closing.... 13
        Section 3.03.               Seller's Deliveries at the Closing....... 14
        Section 3.04.               Escrow Agreement......................... 16
        Section 3.05.               Non-Assignable Instruments............... 16
        Section 3.06.               Interdependence.......................... 16
        Section 3.07.               Further Assurances....................... 16

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF SELLER.......... 17
        Section 4.01.               Corporate Organization and Good Standing. 17
        Section 4.02.               Authorization, Execution and Binding
                                    Effect................................... 17
        Section 4.03.               Consents and Approvals................... 18
        Section 4.04.               Compliance With Laws..................... 18
        Section 4.05.               Financial Statements; Accounts
                                    Receivable;  Inventories................. 19
        Section 4.06.               Absence of Certain Changes............... 19
        Section 4.07.               Legal Proceedings........................ 21
        Section 4.08.               Title to Properties and Related Matters.. 21
        Section 4.09.               Employee Benefit Plans; ERISA............ 22
        Section 4.10.               Taxes and Tax Returns.................... 24
        Section 4.11.               Contracts................................ 25
        Section 4.12.               Patents, Trademarks, Trade Names, etc.... 26
        Section 4.13.               Condition of Assets...................... 26
        Section 4.14.               Insurance................................ 27
        Section 4.15.               Environmental Matters.................... 27
        Section 4.16.               Finders.................................. 28
        Section 4.17.               Employees; Labor Controversies........... 28
        Section 4.18.               Customers................................ 28
        Section 4.19.               Suppliers................................ 29
        Section 4.20.               Sales Representatives.................... 29
        Section 4.21.               Interest in Customers, etc............... 29
        Section 4.22.               Operation of Business Prior to Closing... 30
        Section 4.23.               Completeness of Warranties............... 30




                                       (i)

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ARTICLE V                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                           AND PARENT........................................ 30
        Section 5.01.               Corporate Organization................... 30
        Section 5.02.               Authorization, Execution and Binding
                                    Effect................................... 30
        Section 5.03.               Consents and Approvals................... 31
        Section 5.04.               Finders.................................. 31
        Section 5.05.               Legal Proceedings........................ 32
        Section 5.06.               Capitalization........................... 32
        Section 5.07.               SEC Filings; Offer Documents............. 32
        Section 5.08.               Financial Statements..................... 33
        Section 5.09.               Absence of Certain Changes............... 33
        Section 5.10.               Completeness of Warranties............... 33

ARTICLE VI                 COVENANTS......................................... 34
        Section 6.01.               Post-Closing Cooperation................. 34
        Section 6.02.               Records.................................. 34
        Section 6.03.               Employee and Related Matters............. 35

ARTICLE VII                SURVIVAL AND INDEMNIFICATION...................... 36
        Section 7.01.               Survival of Representations and
                                    Warranties, etc.......................... 36
        Section 7.02.               Indemnification.......................... 36
        Section 7.03.               Procedure for Indemnification............ 37
        Section 7.04.               Limitation on Seller's Indemnification
                                    Obligations.............................. 38
        Section 7.05.               Use of Escrowed Parent Stock............. 39
        Section 7.06.               Limitation on Purchaser's Indemnification
                                    Obligations.............................. 39
        Section 7.07.               Sole Remedy.............................. 39
        Section 7.08.               Dispute Resolution....................... 40
        Section 7.09.               Special Notice........................... 40
        Section 7.10.               Environmental Matters.................... 40

ARTICLE VIII               MISCELLANEOUS..................................... 42
        Section 8.01.               Headings; Grammatical Usage.............. 42
        Section 8.02.               Notices.................................. 42
        Section 8.03.               Assignment; Third Parties................ 43
        Section 8.04.               Expenses and Transfer Taxes.............. 43
        Section 8.05.               Preamble; Preliminary Recitals........... 43
        Section 8.06.               Reliance................................. 43
        Section 8.07.               Obligation of Parent; Joint and Several
                                    Obligations.............................. 43
        Section 8.08.               Complete Agreement....................... 44
        Section 8.09.               Amendments and Waivers................... 44
        Section 8.10.               Counterparts............................. 44
        Section 8.11.               Governing Law............................ 44
        Section 8.12.               Severability............................. 45





                                      (ii)

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                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT, dated July 11, 1997, is entered into by and among (1) ANICOM, INC., a Delaware corporation ("PARENT"), (2) REEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("PURCHASER"), and (2) CONNECTIVITY PRODUCTS INCORPORATED, a Delaware corporation ("SELLER").

                               W I T N E S E T H:

                  WHEREAS, Seller, through its Energy Electric Cable Division, is engaged in the wire and cable distribution business (the "DIVISION"); and

                  WHEREAS, Purchaser is a wholly-owned subsidiary of Parent and was formed to consummate the transactions described herein; and

                  WHEREAS, the parties desire that Purchaser purchase from Seller, and that Seller sell to Purchaser, the assets of the Division, and that Purchaser assume the liabilities of the Division, upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, Seller and Parent have each heretofore filed with the Antitrust Division of the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice a Notification and Report form as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the transactions contemplated hereby and the waiting period under such Act has heretofore expired or otherwise terminated;

                  NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, conditions, agreements, and undertakings hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:





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                                    ARTICLE I

                               CERTAIN DEFINITIONS

Section 1.01.              Definitions

                  The following terms, as used herein, shall have the meanings set forth below:

                  (a) "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

                  (b) "AGREEMENT" shall mean this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

                  (c) "ACQUIRED ASSETS" shall mean the following properties and assets of Seller used or held for future use by the Division, in each case as the same shall exist on the Closing Date, but not including the Excluded Assets:

                           (i) all trade accounts receivable of the Division;

                           (ii) all inventories of the Division;

                           (iii) Seller's leasehold interests in the real
                  property and facilities described on SCHEDULE 4.08(b) hereto, together with all of Seller's interest in and to all improvements, buildings and structures thereon and all fixtures and appurtenances thereto;

                           (iv) all of the furniture, fixtures and equipment
                  owned by Seller and located in the facilities described on
                  SCHEDULE 4.08(b) hereto (and any of the foregoing used by the Division in the ordinary course of business but not located in said facilities), and Seller's leasehold interest in any such furniture, fixtures and equipment leased by Seller and located in such facilities;

                           (v) all cash (including cash held in the Division's
                  bank accounts), marketable securities, deposits and prepaid assets and expenses reflected on the Closing Balance Sheet (plus or minus any amounts deposited in or withdrawn from such accounts from and after July 1, 1997 and prior to the Closing as described in SECTION 4.22 hereof);

                           (vi) all of Seller's rights and claims under all of
                  the Division Contracts other than the Division Contracts listed on SCHEDULE 1.01(l) hereto;




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                           (vii) all of the office, operating and other supplies
                  of the Division;

                           (viii) all of Seller's common law and statutory
                  rights in, and the goodwill associated with, the name "Energy Electric Cable" and the Division Intellectual Property;

                           (ix) all books and records of Seller to the extent
                  they relate exclusively to the Division;

                           (x) all claims, demands, judgments and rights of
                  set-off of the Division;

                           (xi) to the extent transferable, all licenses,
                  authorizations and permits issued by any governmental or regulatory agency relating exclusively to the Division, and all applications therefor pending or filed; and

                           (xii) all other assets owned by Seller and used
                  exclusively by the Division in the ordinary course of business as presently conducted.

                  (d) "ASSUMED LIABILITIES" shall mean, collectively, any and all debts, obligations or liabilities of Seller (other than Excluded Liabilities) that:

                           (i) are outstanding on the Closing Date and that are
                  reflected on the March Balance Sheet (whether or not arising in the ordinary course of business) or arose or arise in the ordinary course of business in connection with the operation of the Division after the date of the March Balance Sheet;

                           (ii) arise out of or relate to any event occurring
                  after the Closing in connection with the use or ownership of any of the Acquired Assets after the Closing;

                           (iii) arise out of or relate to any Environmental
                  Matters, but only to the extent so provided by SECTION 7.10 hereto; or

                           (iv) relate to vacation benefits (not to exceed
                  $135,000) for the Continued Employees accruing on or prior to the Closing Date.

                  (e) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "COOPERS" shall mean Coopers & Lybrand L.L.P.




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                  (g) "DIVISION FINANCIAL STATEMENTS" shall mean those unaudited financial statements of the Division that are listed on SCHEDULE 4.05 hereto.

                  (h) "ENVIRONMENTAL LAWS" shall mean all foreign, federal, state, local and municipal statutes, ordinances, and other laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated, or approved thereunder (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, 42. U.S.C. Section 6901 et seq. ("RCRA"), the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, all as amended, and any regulations, rules, directives, ordinances adopted or publications promulgated pursuant thereto).

                  (i) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (j)      "ESCROW AGENT" shall mean Harris Trust & Savings
Bank.

                  (k) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  (l)      "EXCLUDED ASSETS", collectively, shall mean:

                           (i) all assets and properties of Seller not used primarily by the Division;

                           (ii) all rights and claims (including, without limitation, refunds and claims thereto) of Seller with respect to the Excluded Liabilities;

                           (iii) any and all minute books, stock transfer
                  records, corporate seals and tax returns of Seller and all other books and records of Seller not used primarily by the Division;




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                           (iv) all cash on hand and in banks, prepaid expenses
                  and marketable securities held by Seller, other than those reflected on the books of the Division or the Closing Balance Sheet;

                           (v) all claims for refunds of Taxes paid by Seller;

                           (vi) all rights of Seller under this Agreement and
                  the agreements and instruments delivered to Seller by Purchaser pursuant to this Agreement;

                           (vii) all rights of Seller under the Stock Redemption
                  and Purchase Agreement; and

                           (vii) all other assets of Seller listed on SCHEDULE
                  1.01(l) hereto.

                  (m) "EXCLUDED LIABILITIES" shall mean any and all debts, obligations or liabilities of Seller:

                           (i) arising on or prior to March 31, 1997 but that
                  are not reflected or reserved for on the March Balance Sheet, except as expressly included in the definition of "Assumed Liabilities";

                           (ii) arising after March 31, 1997 other than in the
                  ordinary course of business in connection with the operation of the Division.

                           (iii) in respect of indebtedness for borrowed money;

                           (iv) relating to Taxes payable by Seller in respect
                  of periods ending on or prior to the Closing Date, including without limitation Taxes for income earned by Seller or property owned by Seller on or prior to the Closing Date and those matters set forth on SCHEDULE 4.10(a) hereto;

                           (v) relating to the payment of severance benefits
                  arising out of any agreement, between Seller and any of its employees or any other person;

                           (vi) relating to or arising from the Stock Redemption
                  and Purchase Agreement;

                           (vii) relating to or arising from the Excluded
                  Assets;

                           (viii) arising out of or relating to any
                  Environmental Matters, but only to the extent so provided by
                  SECTION 7.10 hereto;




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                           (ix) arising out of or relating to employment-related
                  claims with respect to employees, including claims relating to the conduct of such employees (in each case to the extent relating to periods prior to the Closing) or former employees of the Division, including without limitation any claims by employees or former employees of the Division alleging wrongful acts by Seller, other than as reflected on the March Balance Sheet or as otherwise included in the definition of "Assumed Liabilities"; and

                           (x) arising out of or relating to those matters set
                  forth on SCHEDULE 4.07 hereto.

                  (n) "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with past practice.

                  (o) "KNOWLEDGE", with respect to Seller, shall mean the actual knowledge after due inquiry of James S. Harrington, Gregory C. Kowert, Duane A. Gawron, Donald T. Pascal and James Hopkins.

                  (p) "MARCH BALANCE SHEET" shall mean the balance sheet of the Division as of March 31, 1997, included in the Division Financial Statements.

                  (q) "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, or to the Division individually, any change(s), effect(s), circumstance(s) or condition(s) that, individually or in the aggregate, are or may reasonably be expected to be materially adverse to (i) the assets, business, operations, income or condition (financial or otherwise) of such Person or such Person and its Affiliates taken as a whole, or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

                  (r) "NET ASSET VALUE" shall mean, with respect to the Division, the Acquired Assets minus the Assumed Liabilities, calculated in accordance with GAAP.

                  (s) "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation or governmental entity (or any department, agency or political subdivision thereof).

                  (t) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  (u) "SEC" shall mean the United States Securities and Exchange Commission.




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                  (v) "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  (w) "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (x) "TRANSACTION DOCUMENTS" shall mean each of the agreements, documents, certificates and instruments being delivered at the Closing by Seller, Purchaser or Parent, as the case may be, pursuant to this Agreement.

                  (y) "TRANSFER TAXES" shall mean all sales, use, value added, transfer, and similar taxes or fees imposed by any governmental entity in connection with the transfers carried out pursuant to this Agreement.

                  The following additional terms are defined in the Sections of this Agreement set forth below:

Term                                                                  Section

"AAA"                                                                  7.08
"ADJUSTED PURCHASE PRICE"                                              2.04
"ALLOCATION SCHEDULE"                                                  2.05
"BANKS"                                                                2.02
"BASKET AMOUNT"                                                        7.04
"CAP AMOUNT"                                                           7.04
"CASH PURCHASE PRICE"                                                  2.02
"CERCLA"                                                               1.01
"CLOSING"                                                              3.01
"CLOSING BALANCE SHEET"                                                2.04
"CLOSING DATE"                                                         3.01
"CLOSING DATE PURCHASE PRICE"                                          2.02
"CONTINUED EMPLOYEES"                                                  6.03
"DIVISION"                                                            Recitals
"DIVISION CONTRACTS"                                                   4.11
"DIVISION INTELLECTUAL PROPERTY"                                       4.12
"EMPLOYEE BENEFITS PLANS"                                              4.09
"ENCUMBRANCES"                                                         4.08
"ENVIRONMENTAL MATTERS"                                                7.10
"ESCROW AGREEMENT"                                                     3.04
"GAWRON EMPLOYMENT AGREEMENT"                                          2.02
"INDEMNIFIABLE LOSS"                                                   7.02
"INDEMNIFIABLE LOSSES"                                                 7.02



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"INDEMNIFYING PARTY"                                                   7.03
"INDEMNITEE"                                                           7.03
"INDEPENDENT ACCOUNTING FIRM"                                          2.04
"INTRA-SELLER TRANSACTIONS"                                            4.21
"LOAN SATISFACTION AMOUNT"                                             2.02
"MATERIAL CONSENTS"                                                    3.03
"NET ASSET VALUE STATEMENT"                                            2.04
"NOVATION"                                                             2.02
"PARENT"                                                              Preamble
"PERMISSIBLE EXCEPTIONS"                                               4.08
"PURCHASE PRICE"                                                       2.02
"PURCHASER"                                                           Preamble
"PARENT'S SEC FILINGS"                                                 5.07
"PARENT STOCK"                                                         2.02
"RECORDS"                                                              6.02
"RCRA"                                                                 1.01
"REGISTRATION RIGHTS AGREEMENT"                                        2.03
"SELLER"                                                              Preamble
"SHARED SERVICES AND
     FACILITIES AGREEMENT"                                             3.02
"STOCK REDEMPTION AND
     PURCHASE AGREEMENT"                                               4.11
"SUPPLY AGREEMENT"                                                     3.02
"SURVIVAL PERIOD"                                                      7.01
"THIRD PARTY CLAIM"                                                    7.03
"VALUATION PRICE"                                                      2.02


                                   ARTICLE II

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.01.              Purchase and Sale of Assets; Assumption of
                           Liabilities

                  (a) Upon the terms and subject to the conditions hereof, at the Closing, (i) Seller shall sell, convey, assign, transfer, and deliver to Purchaser and Purchaser's permitted successors and assigns forever, all of the Acquired Assets, free and clear of all Encumbrances other than Permissible Exceptions, and (ii) Purchaser shall purchase, acquire and accept all of the Acquired Assets and assume the Assumed Liabilities.

                  (b) Purchaser shall not assume any of the Excluded Liabilities, and Seller shall and does hereby retain responsibility for such liabilities.

Section 2.02.              Purchase Price

                  (a) The aggregate purchase price for the Acquired Assets shall be $29,000,000 (the "CLOSING DATE PURCHASE PRICE"), subject to adjustment as hereinafter provided in SECTION 2.04 and payable by Purchaser as follows, plus the amount, if any, payable



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by Purchaser pursuant to paragraph (b) of this SECTION 2.02 (collectively, the
"PURCHASE PRICE"):

                           (i) $10,000,000 (the "CASH PURCHASE PRICE") shall be
                  payable at the Closing to Seller, in same day funds, by a bank or certified check or by wire transfer to an account or accounts in the United States designated in writing by Seller not later than three business days prior to the Closing Date;

                           (ii) $17,000,000.00 (the "LOAN SATISFACTION AMOUNT")
                  shall be payable at the Closing either (x) by Purchaser's delivery of such amount to Seller's bank lenders identified on
                  SCHEDULE 2.02 hereto (the "BANKS"), on behalf of Seller in repayment (to the extent of such amount) of Seller's obligations to the Banks, such delivery to be made at Closing, in same day funds, by a bank or certified check, or wire transfer to an account or accounts in the United States designated in writing by the Banks, or (y) at Purchaser's election (but only with the consent of the Banks), by Purchaser's assumption at the Closing of $17,000,000.00 of Seller's indebtedness to the Banks, but only if Purchaser shall also cause Seller to be released by the Banks at the Closing from all liability in respect of such indebtedness (the "NOVATION"); and

                           (iii) 190,476 shares of Parent's common stock, par
                  value $.001 per share ("PARENT STOCK") shall be delivered at the Closing to, and registered in the name of, Seller or its designee in accordance with the terms of the Escrow Agreement (such number of shares having been determined based upon the average closing price of Parent's common stock, as reported by the Nasdaq Stock Market, for each of the ten consecutive trading days on which Parent's common stock was traded ending on (and including) the second trading day prior to the Closing Date (the "VALUATION PRICE"); provided, however, that if such average closing price is greater than $10.50 per share, then the Valuation Price shall be deemed to be $10.50 per share, and if such average closing price is less than $9.50 per share, then the Valuation Price shall be deemed to be $9.50 per share).

                  (b) As part of the Purchase Price, Purchaser shall pay Seller an amount equal to fifty percent (50%) of the amounts, if any, that are or become payable to (or in the case of benefits, on behalf of) Duane Gawron from and after the Closing in respect of salary, benefits and/or severance (but not in respect of bonus payments), plus related payroll and employment taxes, under or pursuant to either (i) the Employment Agreement dated May 17, 1996 between Mr. Gawron and Seller (the "GAWRON EMPLOYMENT AGREEMENT") or (ii) any agreement entered into after the Closing between Seller and Mr. Gawron amending or terminating the Gawron



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Employment Agreement (provided that the amounts payable under such agreement are less than the amounts that would otherwise by payable under the Gawron
Employment Agreement), in either case with such reimbursement to be made not later than the date or dates that such payments are required to be made to Mr. Gawron. The maximum aggregate amount payable by Purchaser to Seller pursuant to this paragraph shall be $200,000. Seller agrees (x) that to the extent permitted by applicable law and the terms of the relevant contracts or agreements, Seller shall enforce on behalf of itself and Purchaser (other than against Purchaser and its affiliates) the non-competition and any other restrictive covenants between Seller and Mr. Gawron, and (y) not to amend or terminate nor agree to amend or terminate such non-competition or other restrictive covenants without the prior written consent of Purchaser.

Section 2.03.              Registration Rights

                  Seller shall be entitled to the registration rights set forth in the Registration Rights Agreement attached as EXHIBIT A hereto with respect to the Parent Stock (the "REGISTRATION RIGHTS AGREEMENT").

Section 2.04.              Purchase Price Adjustment

                  (a) Within 60 days after the Closing Date, Seller shall cause to be prepared and shall deliver to Purchaser a balance sheet of the Division (the "CLOSING BALANCE SHEET"), as of the close of business on June 30, 1997, which Closing Balance Sheet shall (i) not include Excluded Assets or Excluded Liabilities, (ii) not include an accrual for vacation benefits, (iii) be prepared in a manner consistent with the preparation of the March Balance Sheet and, except as described on SCHEDULE 4.05 hereto, in accordance with GAAP, (iv) be audited by Coopers (under the supervision of the Coopers audit partner who supervised the most recent audit of Seller's financial statements), and (v) be accompanied by a statement prepared by Seller (the "NET ASSET VALUE STATEMENT") of the Net Asset Value of the Division at such date. In connection with the preparation of the Closing Balance Sheet, after the Closing Purchaser shall provide Seller with access to the Continued Employees (including without limitation temporary (contract) Continued Employees Jay Rudolph, Mike Magyar and Dolores Lechkun) who, prior to the Closing, worked on the preparation of the Closing Balance Sheet, and such Continued Employees shall continue to work on the preparation of the Closing Balance Sheet and shall assist Seller in the review and finalization by Seller of such Closing Balance Sheet.

                  (b) A physical count of inventory (to the extent necessary for audited financial statements) has been conducted by Seller prior to and as close as practicable to June 30, 1997 for the purpose of preparing the Closing Balance Sheet. A copy of all documents prepared in connection with such inventory



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(including without limitation all count sheets) shall be provided or made available to both parties promptly after such inventory shall have been conducted, and each party shall be permitted to review the working papers relating to such Closing Balance Sheet and to discuss the Closing Balance Sheet and the preparation thereof with representatives of the other party familiar therewith.

                  (c) The Closing Balance Sheet and Net Asset Value Statement shall become final and binding upon the parties unless Purchaser shall, within thirty (30) days after the date on which Purchaser received the Closing Balance Sheet, notify Seller in writing of Purchaser's disagreement. Any such notice of disagreement shall (i) specify the nature of the dispute, (ii) provide in reasonable detail the facts or accounting principles upon which such dispute is based, and (iii) be accompanied by a certificate of Purchaser's Chief Financial Officer stating his agreement with the facts or accounting principles upon which such dispute is based. In the event of any such disagreement with respect to the Closing Balance Sheet, Seller and Purchaser shall attempt in good faith to resolve such disagreement. If Seller and Purchaser are unable to resolve any such disagreement within twenty (20) days after Seller's receipt of such notice of disagreement, Seller and Purchaser shall submit such disagreement to a certified independent public accounting firm that is nationally recognized (the "INDEPENDENT ACCOUNTING FIRM") and mutually agreeable to Seller and Purchaser. If Seller and Purchaser cannot agree upon such selection within thirty (30) days after Seller's receipt of Purchaser's notice of disagreement, the Independent Accounting Firm shall be selected by lot from among the six largest independent public accounting firms in the United States, excluding Coopers. The dispute shall be immediately submitted by Purchaser and Seller to the Independent Accounting Firm for resolution of such dispute within twenty (20) days after submission to the Independent Accounting Firm. At the time of the submission of such dispute to the Independent Accounting Firm for resolution, Seller and Purchaser shall each file with the Independent Accounting Firm a written statement of its position with regard to any matters in dispute. Upon receipt of written position statements by each of Seller and Purchaser, the Independent Accounting Firm shall resolve the dispute in accordance with GAAP. The decision of the Independent Accounting Firm shall be final and binding upon all parties hereto.

                  (d) The Purchase Price shall be increased by the amount by which the Net Asset Value as of the close of business on June 30, 1997 exceeds $12,000,000; and the Purchase Price shall be reduced by the amount by which the Net Asset Value as of the close of business on June 30, 1997 is less than $12,000,000 (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "ADJUSTED PURCHASE PRICE"). If the Purchase Price is less than the Adjusted Purchase Price, Purchaser shall, and if the Purchase Price is more than the

Adjusted Purchase Price, Seller shall, within ten business days after the delivery to Purchaser and Seller of the Net Asset Value Statement, make payment to Seller or to Purchaser, as the case may be, by bank or certified check or by wire transfer, of the amount of such difference. Any payments required to be made by Seller to Purchaser or by Purchaser to Seller pursuant to this SECTION
2.04 shall not be subject to the limitations set forth in SECTIONS 7.04 or 7.06 hereof.

                  (e) Purchaser and Seller shall each pay 50% of the cost of taking the physical inventory referred to in paragraph (b) of this Section and of Coopers' fees and expenses incurred in connection with the audit of the Closing Balance Sheet.

                  (f) In the event of a dispute as to the Closing Balance Sheet or the Net Asset Value Statement, each party shall bear its own expenses, including expenses of its accountants and attorneys in connection with the resolution of any such dispute. In the event that any such dispute is submitted to an Independent Accounting Firm as provided in this Section, the fees and expenses of the Independent Accounting Firm shall be paid by the parties pro rata in proportion to the decision of the Independent Accounting Firm. (By way of example, (A) if (x) Purchaser asserts that Net Asset Value is $100,000 less than as reflected on the Net Asset Value Statement prepared by Seller and (y) the Independent Accounting Firm determines that Net Asset Value is $50,000 less than as set forth on the Net Asset Value Statement prepared by Seller and $50,000 more than as asserted by Purchaser, then Purchaser and Seller would each pay 50% of the fees and expenses of the Independent Accounting Firm; and (B) if
(x) Purchaser asserts that Net Asset Value is $100,000 less than as reflected on the Net Asset Value Statement prepared by Seller and (y) the Independent Accounting Firm determines that Net Asset Value is $80,000 less than as set forth on the Net Asset Value Statement and $20,000 more than as asserted by Purchaser, then Seller would pay 80% and Purchaser would pay 20% of the fees and expenses of the Independent Accounting Firm.)

Section 2.05.              Allocation of Purchase Price

                  The Purchase Price shall be allocated among the Acquired Assets as set forth on SCHEDULE 2.05 hereto. Schedule 2.05 (the "ALLOCATION SCHEDULE") shall be prepared in accordance with Code Section 1060 and the regulations thereunder, and shall allocate the Purchase Price (including, for purposes of this SECTION 2.05, any other consideration to be paid to Seller, including the Assumed Liabilities) among the Acquired Assets. Promptly following the making of the Purchase Price adjustments contemplated by SECTION 2.04, Purchaser and Seller shall in good faith negotiate adjustments to the Allocation Schedule to reflect any differences between the Purchase Price and the Adjusted Purchase Price (as defined in SECTION 2.04(d)), and execute a revised Allocation Schedule. The allocation of the Purchase Price among the Acquired Assets made pursuant to this SECTION

2.05, and the following undertaking with respect to tax reporting, have been specifically negotiated by Seller and Purchaser at arms' length and are a part of the basis of this Agreement. Seller and Purchaser shall prepare their federal, state and local income tax returns (including, but not limited to, IRS Form 8594) employing the allocation of the Purchase Price made pursuant to this
SECTION 2.05 and shall not take a position in any tax proceeding, tax audit or otherwise inconsistent with such allocation; provided, however, that nothing contained herein shall require Seller or Purchaser to contest or exhaust administrative remedies before any taxing authority or agency, and Seller and Purchaser shall not be required to litigate before any court (including without limitation the United States Tax Court), any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation of the Purchase Price. Seller and Purchaser shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation of the Purchase Price.


                                   ARTICLE III

                           CLOSING AND RELATED MATTERS

Section 3.01.              Time and Place of Closing

                  The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place, simultaneously with the execution and delivery of this Agreement, at the offices of Zimet, Haines, Friedman & Kaplan, 460 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, on July 11, 1997 (the "CLOSING DATE").

Section 3.02.              Purchaser's Deliveries at the Closing

                  At the Closing, Purchaser shall:

                  (a) pay and deliver the Closing Date Purchase Price by: (i) delivery of the Cash Purchase Price to Seller; (ii) delivery of the Loan Satisfaction Amount to the Banks (or, at Purchaser's election with the consent of the Banks, effecting the Novation); and (iii) delivery of a certificate representing the Parent Stock to the Escrow Agent in accordance with the Escrow Agreement.

                  (b)      deliver to Seller:

                           (i) the supply agreement between Purchaser and Seller
                  in the form of EXHIBIT B hereto (the "SUPPLY AGREEMENT"), duly executed by Purchaser;

                           (ii) a duly executed Bill of Sale, Assignment and
                  Assumption Agreement substantially in the form of EXHIBIT C hereto;

                           (iii) the Registration Rights Agreement, duly
                  executed by Parent;

                           (iv) a transition agreement between Purchaser and
                  Seller in the form of EXHIBIT D hereto (the "SHARED SERVICES AND FACILITIES AGREEMENT") relating to the facilities and services heretofore shared by the Division and Seller's EEA division;

                           (v) the opinion of Katten, Muchin & Zavis, counsel to
                  Purchaser, in substantially the form attached as EXHIBIT E hereto (for which such firm may assume that Michigan law is the same as Illinois law);

                           (vi) a certificate executed by the chief executive
                  officer or the chief financial officer of Purchaser certifying that each of the obligations of Purchaser to be performed by it on or before the Closing Date pursuant to the terms hereof has been duly performed and complied with (except to the extent such performance and compliance has been waived by Purchaser);

                           (vii) certified copies of resolutions adopted by the
                  Boards of Directors of Purchaser and Parent authorizing the execution and delivery of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby; and

                           (viii) Certificates of Good Standing with respect to
                  Purchaser and Parent issued by the Office of the Secretary of State of the State of Delaware, dated not more than ten (10) calendar days prior to the Closing Date.

Section 3.03.              Seller's Deliveries at the Closing

                  At the Closing, Seller shall deliver to Purchaser:

                           (i) a duly executed Bill of Sale, Assignment and
                  Assumption Agreement transferring to Purchaser all the Acquired Assets;

                           (ii) the Registration Rights Agreement, duly executed
                  by Seller;

                           (iii) all other documents of title, deeds,
                  endorsements, assignments and other instruments as are reasonably necessary to vest in Purchaser good and valid title to the Acquired Assets;

                           (iv) the consents and waivers of third parties listed
                  on SCHEDULE 3.03 hereto (the "MATERIAL CONSENTS");

                           (v) the Supply Agreement, duly executed by Seller;

                           (vi) the Shared Services and Facilities Agreement,
                  duly executed by Seller;

                           (vii) the opinion of Zimet, Haines, Friedman &
                  Kaplan, counsel to Seller, in substantially the form of EXHIBIT F hereto (for which such firm may assume that Michigan law is the same as New York law);

                           (viii) a certificate executed by the President of
                  Seller certifying that each of the obligations of Seller to be performed by it on or before the Closing Date pursuant to the terms hereof has been duly performed and complied with (except to the extent such performance and compliance has been waived by Purchaser);

                           (ix) a certified copy of resolutions adopted by the
                  Board of Directors of Seller authorizing the execution and delivery of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby;

                           (x) reports of lien searches dated no earlier than
                  May 28, 1997, showing that there are no financing statements, judgments, taxes or other Encumbrances outstanding against Seller or any of the Acquired Assets in the jurisdictions in which the Division maintains facilities, other than Permissible Exceptions or Encumbrances (to be released at Closing) in favor of the Banks;

                           (xi) a Certificate of Good Standing with respect to
                  Seller issued by the Office of the Secretary of State of the State of Delaware, dated not more than ten (10) calendar days prior to the Closing Date; and

                           (xii) an investor representation letter in the form
                  attached hereto as EXHIBIT G, duly executed by Seller.

Section 3.04.              Escrow Agreement

                  At the Closing, Purchaser, Seller and the Escrow Agent shall execute and deliver an escrow agreement in the form of EXHIBIT H hereto (the "ESCROW AGREEMENT").

Section 3.05.              Non-Assignable Instruments

                  Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract, agreement, license, lease, sales order, purchase order or other commitment which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or
(ii) any contract or claim as to which the remedies for the enforcement thereof enjoyed by Seller would not pass to Purchaser as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above and all claims and demands on such contracts may be realized, Seller shall, by itself or by its agents, at the request and under the direction of Purchaser, and at Purchaser's expense, in the name of Seller or otherwise as Purchaser shall specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall be reasonably necessary and proper (x) in order that the rights and obligations of Seller under such contracts shall be preserved, (y) to the extent permitted by applicable law and the terms of the relevant contracts or agreements, enforce any non-solicitation, non-competition, non-interference or other restrictive covenant or agreement with respect to the Division to which Seller is currently a party, and (z) for, and to facilitate, the collection of the monies due and payable, and to become due and payable, to Seller in and under every such contract and claim and in respect of every such claim and demand, and Seller shall hold the same for the benefit of and shall pay the same over promptly to Purchaser. Notwithstanding the foregoing, nothing in this SECTION 3.05 shall effect the parties obligations under SECTION 3.07 hereof, including without limitation the provisions of that Section relating to the payment of fees and expenses.

Section 3.06.              Interdependence

                  The transfers and deliveries described in this Article III to take place at the Closing are mutually interdependent and regarded as occurring simultaneously as of the close of business on the Closing Date; and, unless waived by both Purchaser and Seller, no such transfer or delivery shall become effective unless and until all other transfers and deliveries provided for in this Article III have also been consummated.

Section 3.07.              Further Assurances

                  The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for in this Agreement that may be reasonably necessary or appropriate to carry out the purposes of this Agreement and the transactions contemplated hereby, whether at or after the Closing. Without limiting the generality of the foregoing, Seller shall, (i) use all reasonable efforts to cause to be removed of record any Encumbrances listed on SCHEDULE 4.08(a) hereto related to Taxes, and (ii) from time to time after the Closing, upon the request of Purchaser or Parent, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, assurances and instruments as may reasonably be required for the assignment, transfer, grant and conveyance to Purchaser of the Acquired Assets. Seller on the one hand, and Purchaser and Parent on the other hand, shall each be responsible for all fees and expenses incurred by them in performance of their respective obligations under this SECTION 3.07; provided, that Purchaser shall be responsible for any fees or other amounts payable to any third parties (other than Seller's attorney's fees and expenses, which shall be payable by Seller) in connection with the parties obligations under this SECTION 3.07.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

                  Seller hereby represents and warrants to Purchaser and Parent as follows, and acknowledges and confirms that Purchaser and Parent are relying upon such representations and warranties notwithstanding any investigation made by Purchaser or Parent or on their behalf:

Section 4.01.              Corporate Organization and Good Standing

                  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in such jurisdictions where the nature of its business or properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller or the Division. Seller has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its businesses as now being conducted. Seller has heretofore delivered to Purchaser complete and correct copies of its Certificate of Incorporation and ByLaws, each as amended and in effect on the date hereof.

Section 4.02.              Authorization, Execution and Binding Effect

                  Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. The Board of

Directors of Seller has duly approved and authorized the execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement or any of such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and such Transaction Documents have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general principles of equity.

Section 4.03.              Consents and Approvals

                  Neither the execution and delivery by Seller of this Agreement and the Transaction Documents being delivered by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the certificate of incorporation or by-laws of Seller, (ii) result in a violation of any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any court or governmental authority, applicable to Seller, the Division, or the Acquired Assets, (iii) result in the breach of any note, bond, mortgage, indenture, deed of trust, license, franchise, contract, agreement, or other instrument or commitment or obligation of Seller relating to the Division or the Acquired Assets which breach would have a Material Adverse Effect on Seller or the Division, or (iv) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations (A) which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect, (B) the failure of which to obtain, give or make would not have a Material Adverse Effect on Seller or the Division, or (C) which are listed on SCHEDULE 4.03 hereto.

Section 4.04.              Compliance With Laws

                  To the Knowledge of Seller, Seller is in compliance with all laws, regulations, decrees and orders applicable to the Division, including without limitation the Occupational Safety and Health Act (42 U.S.C. Section 651 et seq.), except where noncompliance would not have a Material Adverse Effect on the Division. Seller has duly filed all reports and returns required to be filed by it with governmental authorities with respect to the Division and has obtained all governmental permits and licenses and other governmental consents which are required in connection with the Division, except for such reports, returns, permits, licenses, and consents which, if not filed or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Division. All of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the Knowledge of Seller, threatened.

Section 4.05.              Financial Statements; Accounts Receivable;
                           Inventories

                  (a) Seller has heretofore delivered to Purchaser copies of the unaudited Division Financial Statements listed on SCHEDULE 4.05 hereto. Seller has maintained its books of account relating to the Division in compliance in all material respects with applicable laws, rules and regulations. Except as described on SCHEDULE 4.05, the Division Financial Statements have been prepared in conformity with GAAP and, taken as a whole, are correct and complete in all material respects and present fairly the financial position of the Division as of the respective dates of such Division Financial Statements and the results of operations of the Division for the periods covered by such Division Financial Statements.

                  (b) All accounts receivable reflected on the March Balance Sheet or on the Closing Balance Sheet have arisen from bona fide transactions in the ordinary course of the Division's business and have been collected or, to the Knowledge of Seller, are collectable in the ordinary course of business in the recorded amounts thereof without valid set-off or counterclaim, or are otherwise adequately reserved against on the March Balance Sheet (or will be adequately reserved against on the Closing Balance Sheet, as the case may be), in accordance with GAAP.

                  (c) The inventories of the Division as of March 31, 1997 are properly recorded on the March Balance Sheet, and the inventories of the Division as of June 30, 1997 will be properly recorded on the Closing Balance Sheet, in each case at the lower of cost or market in accordance with GAAP, and such inventories consist or consisted (as the case may be) only of material in merchantable condition and saleable or usable in the ordinary course of business.

Section 4.06.              Absence of Certain Changes

                  Except as contemplated by this Agreement or as described on
SCHEDULE 4.06 hereto, since March 31, 1997, (x) there has not been any material adverse change in the operations, condition (financial or otherwise), operating results, assets, liabilities or employee, customer or supplier relations of the Division or its business, and (y) Seller has not, with respect to the Division or the Acquired Assets:

                           (i) paid, discharged, or satisfied any claim,
                  liability, or obligation (absolute, accrued, contingent, or otherwise) relating to the Division, other than the payment, discharge, or satisfaction of claims, liabilities and obligations, in the ordinary course of business and consistent with past practice;

                           (ii) disposed of or permitted to lapse any rights to
                  the use of any Division Intellectual Property;

                           (iii) sold, transferred, or otherwise disposed of any
                  of the properties or assets of Seller used by the Division, except for the sale of inventory in the ordinary course of business;

                           (iv) waived or released any rights of material value
                  relating to the Division;

                           (v) entered into any agreement, whether in writing or
                  otherwise, to do any of the foregoing;

                           (vi) suffered any casualty loss or damage (whether or
                  not covered by insurance) which affects in any material respect the Acquired Assets or the conduct of the Division;

                           (vii) made any loan or advance to, or given a
                  guarantee for the benefit of, any Person, other than (x) intracompany cash management transactions and (y) loans or advances made in the ordinary course of business consistent with past practices;

                           (viii) incurred any debts, liabilities or obligations
                  except (w) current liabilities incurred in connection with or for services rendered (including benefits listed on SCHEDULE 4.09) or finished goods supplied in the ordinary course of business consistent with past practices, (x) liabilities on account of Taxes and governmental charges (excluding penalties, interest or fines in respect thereof), (y) obligations or liabilities incurred by virtue of the execution of this Agreement, and (z) Excluded Liabilities;

                           (ix) made or committed to make capital expenditures
                  by the Division in excess of $25,000 individually or $75,000 in the aggregate; or

                           (x) increased the compensation payable to any
                  Continued Employee or paid any bonus to any Continued Employee, other than any compensation increases and bonuses to which any such Continued Employee was entitled under employment agreements listed on SCHEDULE 4.11(a) hereto.

Section 4.07.              Legal Proceedings

                  Except as described on SCHEDULE 4.07 hereto, there are no material claims, actions, suits, inquiries, investigations, or proceedings pending or, to the Knowledge of Seller, threatened in writing or imminent before or by any court or governmental body, (i) against Seller relating to the Acquired Assets or the Division, (ii) which question or challenge the validity of this Agreement or any of the Transaction Documents or any action taken or to be taken by Seller pursuant hereto or thereto, or (iii) which relate to actual or claimed violations of Environmental Law by or with respect to the Division or constitute requests for environmental clean-up actions, cost reimbursement or contribution by any Federal, state or local agencies or any private parties with respect to any property leased by Seller and used by the Division. The Division is not subject to any judgment, order or decree, or to any governmental restriction (other than those applicable generally to companies engaged in the same business as the Division) which is likely to have a Material Adverse Effect on the Division.

Section 4.08.              Title to Properties and Related Matters

                  (a) Seller has, and pursuant to this Agreement will convey, sell, transfer, assign and deliver to Purchaser good and valid title to all of the Acquired Assets, except that with respect to Acquired Assets leased by Seller, Seller has and will convey, sell, transfer, assign and deliver to Purchaser valid and enforceable leasehold interests therein (assuming that the consents to assignment listed on SCHEDULE 4.03 hereto shall have been obtained). Such Acquired Assets and properties and title thereto are free and clear of all title defects and all liens, mortgages, pledges, claims, charges, security interests, and other encumbrances ("ENCUMBRANCES") except Encumbrances which are disclosed on SCHEDULE 4.08(a) hereto or which do not, individually or in the aggregate, impair the current use, occupancy, or value, or the validity of title, of the property subject thereto (such exceptions being referred to herein as the "PERMISSIBLE EXCEPTIONS"). Notwithstanding the foregoing, Encumbrances in favor of the Banks and the Encumbrance listed as item 5 of SCHEDULE 4.08(a) shall not be deemed to be Permissible Exceptions.

                  (b) SCHEDULE 4.08(b) hereto lists and describes all real property leased by Seller and included in the Acquired Assets. Except as described on SCHEDULE 4.08(b), such real property represents all real property currently used or occupied by the Division. All facilities on such real property included in the Acquired Assets have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, except where the failure to obtain such approvals, licenses or permits would not, individually or in the aggregate, have a Material Adverse Effect on the Division. To the Knowledge of Seller, all facilities operated by the Division have been operated and maintained in compliance in all material respects with all applicable laws, rules, and regulations. With respect to each parcel of leased real property listed on
SCHEDULE 4.08(b) hereto:

                           (i) Seller has delivered to Purchaser a correct and
                  complete copy of the relevant lease, which lease is legal, valid, binding, enforceable and in full force and effect;

                           (ii) there are no disputes, oral agreements or
                  forbearance in effect as to the relevant lease and to the Knowledge of Seller neither party to the relevant lease is in breach or default of the terms thereof;

                           (iii) to the Knowledge of Seller, no event has
                  occurred which, with the giving of notice or passage of time or both, would constitute a default under such lease; and

                           (iv) all rental and other amounts required to be paid
                  under the relevant lease has been duly paid.

Section 4.09.              Employee Benefit Plans; ERISA

                  (a) SCHEDULE 4.09 hereto lists each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, to which the Division contributes or has contributed, within the last three years (or, in the case of a plan subject to Title IV of ERISA, within the last six years), or has been required to contribute or is a party or is bound or under which it may have liability or under which employees or former employees of the Division (or their beneficiaries) are or were eligible to participate or derive a benefit ("EMPLOYEE BENEFIT PLANS"). Seller has delivered to Purchaser true, correct and complete copies of all Employee Benefit Plans and any related funding agreements as pertain to employees or former employees of the Division, including all amendments, supplements, and modifications thereto, all of which are legally valid and binding and in full force and effect, and not in default in any respect, and copies of the most recent determination letter received from the Internal Revenue Service and the most recent Form 5500 Annual Report with respect to each such plan. The Division has not been a participating employer in any "multiemployer plan" within the meaning of Section 3(37) of ERISA. None of the assets of the Division is subject to any lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation or the Internal Revenue Service.

                  (b) The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder do not constitute and will not result in any "prohibited transaction" within the meaning of
Section 406 of ERISA, or Section 4975 of the Code.

                  (c) The Employee Benefit Plans and any trusts thereunder as pertain to the employees or former employees of the Division have been maintained and administered in all material respects in accordance with their terms and with all provisions of ERISA and other laws applicable thereto and to the extent intended to qualify under Section 401 of the Code are so qualified, and nothing has occurred which might cause the loss of such qualification or the imposition of any liability, penalty or tax thereunder with respect to the operation of such Employee Benefit Plans. The Division has not incurred, and neither Purchaser nor the Division will incur as a result of the transactions under this Agreement, any liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service. Neither any of the Employee Benefit Plans which are covered by Title IV of ERISA nor any trusts thereunder as pertain to the employees or former employees of the Division have been terminated or have incurred any "accumulated funding deficiency," as such term is defined in
Section 302 of ERISA or Section 412 of the Code (whether or not waived), nor have there been any "reportable events", as such term is defined in Section 4043 of ERISA, with respect thereto since the effective date of ERISA, nor does the present value of accrued benefits (vested or non-vested) of the participants of any such Employee Benefit Plan or trust thereunder exceed the assets of such Employee Benefit Plan. No proceeding by the Pension Benefit Guaranty Corporation to terminate any such Employee Benefit Plan has been instituted. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan as pertains to the employees or former employees of the Division is pending.

                  (d) The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not result in any obligation or liability of Division or Purchaser (with respect to accrued benefits or otherwise) to any employee or former employee of the Division or to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in respect of any such Employee Benefit Plans or any trust thereunder.

                  (e) All required reports, returns and descriptions have been filed or distributed appropriately with respect to each Employee Benefit Plan.

                  (f) All contributions (including without limitation all employer contributions and all employee salary reduction contributions) which are due with respect to employees or former employees of the Division have been paid to each Employee Benefit

Plan and all contributions with respect to employees or former employees of the Division for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with past custom and practice of the Division. All premiums or other payments for all periods ending on or before the Closing Date with respect to employees or former employees of the Division have been paid with respect to each such Employee Benefit Plan which is a welfare benefit plan within the meaning of
Section 3(1) of ERISA.

Section 4.10.              Taxes and Tax Returns

                  (a) Except as described in SCHEDULE 4.10(a) hereto, the Division (or Seller, on behalf of or with respect to the Division) has timely filed all Tax Returns that it was required to file with respect to the Division and all of such Tax Returns were correct and complete in all material respects. All Taxes which are due and payable by the Division (or Seller, on behalf of or with respect to the Division) have been paid in full, and the Division (or Seller, on behalf of or with respect to the Division) is not delinquent in the payment of any Tax and has no tax deficiency or claim outstanding, proposed or assessed against it. There is no dispute or claim concerning any Taxes of or relating to the Division either (i) claimed or raised by any authority in writing or (ii) as to which Seller has Knowledge. There is not now in force any waiver or agreement by the Division (or Seller, on behalf of or with respect to the Division) for the extension of time for the assessment of any Tax. There are no liens on any of the assets of the Division that arose in connection with any failure (or alleged failure) to pay any Tax. No claim has ever been made in any jurisdiction where the Division does not file Tax Returns that the Division is or may be subject to taxation by that jurisdiction.

                  (b) The Division (or Seller, on behalf of or with respect to the Division) has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

                  (c) The Division (or Seller, on behalf of or with respect to the Division) (i) has not filed a consent under Code Sec. 341(f) concerning collapsible corporations, (ii) is not or was not party to any Tax allocation or sharing agreement, (iii) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (iv) has no liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (d) Seller shall, with respect to the Division, prepare and file all Tax Returns and will pay all applicable Taxes relating to the Division with respect to the taxable period which includes the Closing Date.

                  (e) At or prior to Closing, Seller shall have paid or discharged all Taxes that may result in the filing of a lien on the assets purchased hereunder or that may result in the imposition of successor, transferee or other liability on Purchaser for the payment of such Taxes, except for Taxes not yet due and payable (such Taxes to be paid when due by Seller).

Section 4.11.              Contracts

                  (a) SCHEDULE 4.11(a) hereto lists all contracts, agreements, instruments, arrangements, understandings, leases, and rental agreements, whether written or oral, to which Seller is a party or is otherwise bound and which relate to the Division or the Acquired Assets, other than immaterial contracts (which for purposes of this Agreement shall mean contracts which (i) do not provide for aggregate payments by or to Seller in excess of $35,000 and
(ii) are not otherwise material to the Division) (collectively, including such immaterial contracts, "DIVISION CONTRACTS")). (Notwithstanding the foregoing, the Stock Redemption and Purchase Agreement dated as of May 17, 1996, by and among James S. Harrington; Duane A. Gawron, trustee of the Living Trust of Duane Gawron; Margo Gawron; John Pylak, trustee of the John E. Pylak Living Trust; Rebecca Pylak; Kurt Cieszkowski; Tigera Group, Inc. (now known as Connectivity Technologies Inc.); and Seller (the "STOCK REDEMPTION AND PURCHASE AGREEMENT"), and promissory notes, agreements, contracts and other instruments between Seller and the Banks or executed by Seller in favor of the Banks relating to Seller's credit facilities shall not be deemed to be "Division Contracts".) True and correct copies of all Division Contracts listed on SCHEDULE 4.11(a) have heretofore been delivered to Purchaser.

                  (b) Except as set forth and described (including a reference in each case to the relevant clause of this SECTION 4.11(b)) on SCHEDULE 4.11(b) hereto:

                           (i) the Division Contracts do not include any
                  contracts with any of Seller's officers, directors, employees (other than employment agreements listed on SCHEDULE 4.11(a) hereto) or Affiliates;

                           (ii) to the Knowledge of Seller, all Division
                  Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of Seller and the other parties thereto;

                           (iii) there are no existing material defaults by
                  Seller or, to the Knowledge of Seller, by any other party, under any Division Contract, and to the Knowledge of Seller, no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default thereunder;

                           (iv) no other party to any Division Contract has
                  asserted the right, and to the Knowledge of Seller, no basis exists for the assertion of any right, to renegotiate the terms or conditions of any such Division Contract; and

                           (v) assuming that the consents to assignment listed
                  on Schedule 4.03 hereto shall have been obtained, all Division Contracts are assignable by Seller in connection with the transactions contemplated by this Agreement.

Section 4.12.              Patents, Trademarks, Trade Names, etc.

                  (a) SCHEDULE 4.12(a) hereto lists all material patents, patent applications, common law and registered trademarks, service marks, trade names, logos, and assumed names and pending registrations thereof owned or licensed by Seller and used by or in the Division, including for each such patent, trademark, or service mark, if registered (and to the extent applicable), the registration number, application and registration dates, and expiration dates, and class, and including for each such patent, trademark, service mark, trade name, logo and assumed name used by the Division but not owned by Seller, a description of the license agreement or other arrangement pursuant to which each is so used. All of the foregoing, together with all other trade secrets, copyrights, know-how, processes, and proprietary information owned by Seller and used by the Division which are entitled to legal protection (but excluding any of the foregoing used by Seller primarily in connection with Seller's divisions other than the Division), are sometimes referred to collectively herein as the "DIVISION INTELLECTUAL PROPERTY."

                  (b) Except as described on SCHEDULE 4.12(b) hereto, Seller has not received any notice that its current use of any of the Division Intellectual Property constitutes infringement or any other violation of the intellectual property of any third party, and to the Knowledge of Seller, such current use of the Division Intellectual Property does not constitute infringement or any other violation of the intellectual property of any third party. Except as described on SCHEDULE 4.12(b), Seller has no Knowledge that any third party is infringing or otherwise violating any of the Division Intellectual Property. None of the Division Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction, or settlement agreement restricting the use thereof by Seller.

Section 4.13.              Condition of Assets

                  The material improvements, fixtures and appurtenances on or to the real property included in the Acquired Assets or on or to any real property the subject of any lease included in the Acquired Assets, and the material tangible property included in the Acquired Assets, or the subject of any lease included in the Acquired Assets, are in good operating condition, subject to ordinary wear and tear, and are suitable for the purposes for which they are presently being used.

Section 4.14.              Insurance

                  SCHEDULE 4.14 hereto sets forth a list and brief description (specifying the insurer, the policy number, the deductible amount, the policy limits, the policy dates, and descriptions of outstanding claims) of all policies or binders of insurance maintained by Seller with respect to the Division and in effect on the date hereof, including, without limitation, workers' compensation, personal liability, fire and theft. Seller has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on such SCHEDULE 4.14 will not be available in the future on substantially the same terms as now in effect. None of the insurance policies carried by Seller with respect to the Division at any time within the six months prior to the Closing Date has lapsed, been cancelled or otherwise terminated.

Section 4.15.              Environmental Matters

                  (a) Seller has obtained all permits, licenses and other authorizations which are required to be held or obtained by Seller in connection with the Division under all Environmental Laws, except for such permits, licenses and other authorizations the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Division. Seller is in compliance in all material respects with the terms and conditions of such permits, licenses and authorizations, and to the Knowledge of Seller, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws and applicable to the Division.

                  (b) To the Knowledge of Seller, there is no pending or, threatened civil or criminal litigation, notice of violation, or administrative proceeding relating in any way to the Environmental Laws involving the Division or any of the Acquired Assets. To the Knowledge of Seller, there have not been and there are not any events, conditions, circumstances, activities, practices, incidents, actions, plans, studies or reports which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation against Seller relating to the Division or the Acquired Assets, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, or investigation which may be brought, under RCRA, CERCLA, or similar state or local laws.

Section 4.16.              Finders

                  Neither Seller nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transactions provided for in this Agreement. Seller agrees to indemnify Purchaser against, and to hold Purchaser harmless from, any claims for brokerage or similar commission or other compensation which may be made against Purchaser by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of Seller or any of its Affiliates.

Section 4.17.              Employees; Labor Controversies

                  Seller has heretofore delivered to Purchaser a full and complete list of all employees of the Division, together with a description of each such employee's compensation arrangements (including without limitation salaries and bonus compensation) affecting them. Except as described on SCHEDULE
4.17 hereto, there have been no changes to the information set forth on such list since the date thereof. Except as described on SCHEDULE 4.17 hereto, there are no controversies between Seller and any of its employees which might reasonably be expected to have a Material Adverse Effect on the Division, or any unresolved labor grievances or unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of Seller, threatened relating to the Division. None of the employees of the Division is covered by a collective bargaining agreement, and no union or other organization is authorized to bargain on behalf of any of the employees of the Division, and, to the Knowledge of Seller, there are not any union organizational efforts presently being made or threatened involving any employees of the Division. Seller has not received notice of any claim that the Division has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing with respect to employees of the Division.

Section 4.18.              Customers

                  No single customer of the Division accounted for more than 10% of the Division's 1996 revenue. Seller has heretofore delivered to Purchaser an accurate and complete list of the Division's 25 largest customers (by revenue) and the amount of gross revenue attributable to each such customer during 1996 and for the period from January 1, 1997 to May 31, 1997. To the Knowledge of Seller, the Division has not received any notice that any such customer of the Division intends to discontinue or substantially diminish its relationship with the division on account of the transaction contemplated hereby or otherwise, although during 1997 some of such customers have, on an annualized basis, purchased products from the Division at above 1996 levels and some of such customers have purchased products from the Division at below 1996 levels.

Section 4.19.              Suppliers

                  Seller has heretofore delivered to Purchaser an accurate and complete list of the Division's 25 largest suppliers (by dollar volume of sales to the Division during 1996). No such supplier has canceled or otherwise terminated, modified in a manner materially adverse to the Division or, to Seller's Knowledge, threatened to cancel or otherwise terminate, or to modify in a manner materially adverse to the Division, its relationship with the Division on account of the transaction contemplated hereby or otherwise.

Section 4.20.              Sales Representatives

                  Seller has heretofore delivered to Purchaser an accurate and complete list of the Division's commissions paid in 1996 to the Division's sales representatives, and of employees (including sales representatives) terminated (whether at the employee's or Seller's initiative) from and after January 1, 1996 and through the date hereof. None of such sales representatives, other than those listed as having been terminated, has to Seller's Knowledge, threatened to cancel or otherwise terminate, or to modify in a manner materially adverse to the Division, its relationship with the Division.

Section 4.21.              Interest in Customers, etc.

                  (a) Except for business conducted by Seller and business relationships between the Division and other divisions of Seller (the "INTRA-SELLER TRANSACTIONS"), or as described on SCHEDULE 4.21 hereto, neither Seller nor any of its Affiliates has any direct or indirect interest in any competitor, supplier or customer of the Division or in any Person from whom or to whom the Division leases any real or personal property or in any other Person with whom the Division has any business relationship.

                  (b) The Intra-Seller Transactions have been conducted in a manner substantially similar to Seller's transactions with third parties with regard to matters of pricing, timeliness of shipment, timeliness of payment and collection and completeness and quality of products purchased or sold.

Section 4.22.              Operation of Business Prior to Closing

                  All receivables collected by the Division from and after July 1, 1997 and through the Closing Date have been deposited into the Division's bank accounts, and Seller has not written checks or withdrawn any amounts from the Division's bank accounts during such period other than in payment of accounts payable arising and paid in the ordinary course of business (which may include accounts payable to other divisions of Seller to the extent arising and paid in the ordinary course of business).

Section 4.23.              Completeness of Warranties

                  No warranty or representation by Seller in this Agreement or any Transaction Document or any statement or certificate furnished or to be furnished by Seller to Purchaser pursuant to this Agreement or any Transaction Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required in order to make such warranty, representation, statement or certificate not misleading.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND PARENT

                  Purchaser and Parent each jointly and severally represents and warrants to Seller as follows and acknowledges and confirms that Seller is relying upon such representations and warranties notwithstanding any investigation made by Seller or on its behalf:

Section 5.01.              Corporate Organization

                  Purchaser and Parent are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser and Parent have all requisite corporate power and authority to own, operate, and lease their respective properties and to carry on their respective businesses as now being conducted. Purchaser and Parent have heretofore delivered to Seller complete and correct copies of their respective Certificates of Incorporation and By-Laws, as amended and in effect on the date hereof. Purchaser is a wholly-owned subsidiary of Parent.

Section 5.02.              Authorization, Execution and Binding Effect

                  Purchaser and Parent have full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents executed and delivered by Purchaser or Parent, as the case may be, and to consummate the transactions contemplated hereby and thereby. The Boards of Directors of Purchaser and Parent have duly approved and authorized the execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser or Parent are necessary to approve and authorize the execution and delivery of this Agreement or any of such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and such Transaction Documents have been duly executed and delivered by Purchaser and Parent and constitutes the valid and binding agreements of Purchaser and Parent, enforceable against Purchaser and parent in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general principles of equity.

Section 5.03.              Consents and Approvals

                  Neither the execution and delivery by Purchaser and Parent of this Agreement and the Transaction Documents being delivered by Purchaser and/or Parent, nor the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby, nor compliance by Purchaser and Parent with any of the provisions hereof and thereof, will (i) violate or conflict with any provision of the certificate of incorporation or by-laws of Purchaser or Parent,
(ii) result in a violation of any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any court or governmental authority, applicable to Purchaser or Parent, (iii) result in the breach of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of Purchaser or Parent which breach would have a Material Adverse Effect on Purchaser or Parent,
(iv) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations (A) which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect, or (B) the failure of which to obtain, give or make would not have a Material Adverse Effect on Purchaser or Parent.

Section 5.04.              Finders

                  Neither Purchaser, Parent nor any of their respective Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary, for or on account of the transactions provided for in this Agreement. Purchaser and Parent jointly and severally agree to indemnify Seller against, and to hold Seller harmless from, any claims for brokerage or similar commission or other compensation which may be made against Seller by any other third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of Purchaser, Parent or any of their respective Affiliates.

Section 5.05.              Legal Proceedings

                  There are no material claims, actions, suits, inquiries, investigations or proceedings pending, or to the actual knowledge after due inquiry of Purchaser and Parent, threatened in writing or imminent, against Purchaser or Parent before or by any court or governmental body (i) against Purchaser, or (ii) which questions or challenges the validity of this Agreement or any of the Transaction Documents or any action taken or to be taken by Purchaser or Parent pursuant hereto or thereto.

Section 5.06.              Capitalization

                  As of the date hereof, the authorized capital stock of Parent consists of 60,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof (and giving effect to the transactions contemplated hereby), there are issued and outstanding 15,811,105 shares of such common stock, all of which is of one class, and 27,000 shares of Series A Convertible Preferred Stock, which by its terms is convertible into 3,130,425 shares of common stock (without taking into account the anti-dilution and pay-in-kind dividend provisions of such Series A Convertible Preferred Stock); provided, that in July 1997, 9,000 shares of Series A convertible Preferred Stock were deemed converted into 1,043,478 shares of Parent's common stock which have not yet been issued. Additionally, there are outstanding warrants to purchase 104,364 shares of Parent's common stock. The Parent Stock is duly authorized, validly issued, fully paid and nonassessable, and is listed for trading on the Nasdaq Stock Market. As of the date hereof, 1,750,159 shares of Parent's common stock are issuable upon exercise of options to purchase such stock, which options were issued pursuant to Parent's stock option plan. Except as set forth in this Section, as of the date hereof there are no other outstanding shares of, no securities of Parent convertible into or exchangeable for, no options or other rights (including any pre-emptive rights) to acquire from Parent, and no other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale by Parent, directly or indirectly, of any capital stock or other equity or debt security of Parent.

Section 5.07.              SEC Filings; Offer Documents

                  Parent has previously delivered to Seller a true, correct and complete copy of Parent's Annual Report on Form 10-KSB for the year ended December 31, 1996, Parent's proxy statement relating to its annual meeting of shareholders held on May 21, 1997, all other reports or registration statements filed by Parent with the SEC since January 1, 1996 and all amendments and supplements to the foregoing (together, "PARENT'S SEC FILINGS"). Each of Parent's SEC Filings has been timely filed, subject to any allowable extensions, and was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be. Parent's SEC Filings constitute all of the documents required to be filed by Parent with the SEC since January 1, 1996.

Section 5.08.              Financial Statements

                  The audited and unaudited consolidated financial statements (including the notes thereto) of Parent included in Parent's SEC Filings have been prepared in conformity with GAAP and, taken as a whole, are correct and complete in all material respects and present fairly the financial position of Parent as of the respective dates thereof and its results of operations for the respective periods covered by such financial statements.

Section 5.09.              Absence of Certain Changes

                  Since March 31, 1997, Parent has not suffered any Material Adverse Effect, and no event has occurred (or failed to occur) which is likely to result in a Material Adverse Effect with respect to Parent. In addition, and without limiting the generality of the foregoing, since March 31, 1997, Parent has not:

                           (i) declared, set aside or paid any dividend or other
                  distribution with respect to its capital stock (other than dividends required to be paid pursuant to the terms of Parent's Series A Convertible Preferred Stock);

                           (ii) made any material change in accounting
                  principles; or

                           (iii) entered into any agreement, whether in writing
                  or otherwise, to do any of the foregoing.

Section 5.10.              Completeness of Warranties

                  No warranty or representation by Purchaser or Parent in this Agreement or any Transaction Document or any statement or certificate furnished or to be furnished by Purchaser or Parent to Seller pursuant to this Agreement or any Transaction Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required in order to make such warranty, representation, statement or certificate not misleading.

                                   ARTICLE VI

                                    COVENANTS

Section 6.01.              Post-Closing Cooperation

                  Purchaser, Parent and Seller shall cooperate and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other during the period prior to the Closing (in order to effect the Closing) and after the Closing (i) to ensure the orderly transition of the Acquired Assets from Seller to Purchaser, (ii) to assist Seller in its closing of the Division's books and other accounting functions relating to Seller's winding up of the affairs of the Division, and (iii) to ensure the orderly transition to another of Seller's divisions of the accounting and tax functions, currently provided to Seller's EEA division by the Division and to effect the other transitional services and functions described in the Shared Services and Facilities Agreement. In addition, Seller will request that its auditors, at Parent's expense (provided, that prior to the Closing Seller shall be responsible for Seller's auditors' fees for work performed by such auditors, whether for the benefit of Seller or Parent, at Seller's request), (x) provide Parent's auditors with the work papers used in preparing the Division's financial reports (y) consent to the inclusion of its unaudited financial statements of the Division into Parent's present and future filings with the Securities and Exchange Commission, as reasonably required (and in that connection Seller shall cooperate with Parent's auditors as reasonably requested and Seller shall not unreasonably refuse to execute and deliver to Parent's auditors customary representation letters as from time to time are requested by such auditors), and (z) work with Parent's auditors to assist such auditors in their review of the Division. Neither Seller, Purchaser nor Parent shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business.

Section 6.02.              Records

                  (a) On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all of Seller's original agreements, documents, books, records and files relating to the Division (collectively, "RECORDS"), subject to the following exceptions:

                           (i) Seller shall not be required to deliver any
                  Records that constitute Excluded Assets;

                           (ii) Seller may retain the originals of any and all
                  Records relating to Tax Returns (including without limitation payroll records and paid invoices);

                           (iii) Purchaser shall not destroy any Records
                  delivered by Seller hereunder without first offering to turn over possession thereof to Seller by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction;

                  (b) (i) Seller may retain such copies of Records delivered to Purchaser hereunder to the extent such Records relate to Seller's continuing operations or are or may be required for tax, accounting or financial reporting purposes (and such Records, other than those relating to Seller's continuing operations, shall only be used for such purposes), and, (ii) after the Closing, upon reasonable written notice, Purchaser agrees to furnish or cause to be furnished to Seller and its representatives, employees, counsel and accountants reasonable access, during normal business hours, such information and Records pertinent to the Division and assistance (relating to the Division), as are reasonably necessary for financial reporting, benefits administration and accounting matters, the preparation and filing of any Tax Returns or other filings required to be made with any governmental entity or the defense of any Tax claim or assessment or other claim; provided, however, that such access shall not unreasonably disrupt the normal operations of Purchaser or Parent.

                  (c) After the Closing, upon reasonable written notice, Seller agrees to furnish or cause to be furnished to Purchaser, Parent and their representatives, employees, counsel and accountants reasonable access, during normal business hours, to the books and records of the Division retained by Seller pursuant to the terms of this Agreement; provided, however, that such access shall not unreasonably disrupt the normal operations of Seller.

Section 6.03.              Employee and Related Matters

                  (a) Purchaser and Seller agree that all employees of the Division included on the list of employees heretofore delivered by Purchaser to Seller (the "CONTINUED EMPLOYEES") shall be offered employment with Purchaser, and that any Continued Employees who accept such offer of employment shall, for purposes of eligibility, vesting and level of benefits under Purchaser's employee benefit plans, receive credit for such Continued Employee's service with Seller; provided, however, that after the Closing Date Purchaser shall not be obligated by this Agreement to continue the employment of any Continued Employee on any particular terms or for any particular period of time. In connection with this transaction, each Continued Employee shall receive from Parent ten (10) shares of Parent's common stock.

                  (b) Promptly after the Closing, Seller shall transfer to Purchaser any records or copies of such records (including, but not limited to, Forms W-4 and Employee Withholding Allowance Certificates) relating to withholding and payment of income and employment taxes (federal, state and local) and FICA taxes with respect to wages paid by Seller during the 1997 calendar year to any Continued Employees. Purchaser shall, to the extent permitted by applicable law, provide all such employees with properly completed Forms W-2, Wage and Tax Statements for the 1997 calendar year setting forth the wages and taxes withheld with respect to such employees for the 1997 calendar year by Seller and Purchaser as predecessor and successor employers, respectively. Purchaser and Seller shall also comply with the filing requirements set forth in Revenue Procedure 96-60, 1996-53 I.R.B. 24 to implement this SECTION 6.03. If Purchaser shall determine that it is not permitted by applicable law to provide such Forms W-2, Purchaser shall so inform Seller and shall return such records to Seller not later than sixty (60) days prior to the time that Seller is required to provide such employees with such Forms W-2.

                  (c) Nothing in this Agreement, express or implied, is intended to confer or shall confer upon any of Seller's employees or former employees, or any Continued Employee, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.


                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

Section 7.01.              Survival of Representations and Warranties, etc.

                  Except as otherwise expressly provided by this Agreement or any of the Transaction Documents, all representations and warranties, covenants, agreements and other undertakings of the parties contained in this Agreement or in any writing delivered pursuant hereto (including without limitation the indemnification obligations contained in this Article VII), shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, for a period commencing on the date hereof and ending on May 31, 1999 (the "SURVIVAL PERIOD"); provided, however, that all representations and warranties of Seller made in SECTIONS 4.08(a), 4.09 and 4.10 hereof (and Seller's indemnification obligations with respect thereto as provided in this Article VII) shall survive until the expiration of all applicable statutes of limitation; and provided further, that the expiration of any representation or warranty shall not affect any claim asserted prior to the date of such expiration.

Section 7.02.              Indemnification

                  (a) Subject to the limitations set forth in this Article VII, Seller shall indemnify, defend, and hold harmless Purchaser, Parent and their respective Affiliates from and against any and all losses, liabilities, damages (whether direct or consequential), obligations, payments, duties, demands, claims, diminutions in value, penalties, fines, costs and expenses (including, without limitation, losses in the absence of third party claims, the costs and expenses of any and all actions, suits, proceedings, judgments, settlements and compromises relating thereto, and reasonable legal costs and attorneys' fees in connection therewith) (collectively, "INDEMNIFIABLE LOSSES"; each being an "INDEMNIFIABLE LOSS") of Purchaser, Parent and their respective Affiliates, related to, arising out of or due to, directly or indirectly:

                           (i) any inaccuracy in or breach of any of the
                  representations, warranties, covenants, agreements or undertakings of Seller contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith;

                           (ii) any Excluded Liability or Excluded Asset; or

                           (iii) the failure of Seller to comply with any bulk
                  sales or transfer laws of any jurisdiction.

                  (b) Subject to the limitations set forth in this Article VII, Purchaser and Parent shall, jointly and severally, indemnify, defend, and hold harmless Seller and Seller's Affiliates from and against any and all Indemnifiable Losses of Seller and Seller's Affiliates related to, arising out of or due to, directly or indirectly:

                           (i) any inaccuracy in or breach of any of the
                  representations, warranties, covenants, agreements or undertakings of Purchaser or Parent contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto in connection herewith; or

                           (ii) any Assumed Liability.

                  (c) The amount of any Indemnifiable Loss for which indemnification is provided under this SECTION 7.02 shall be net of (i) any amounts actually recovered by the indemnified party under insurance policies with respect to such Indemnifiable Loss and (ii) the amount of any adjustment to the Purchase Price pursuant to SECTION 2.04 hereof resulting from such Indemnifiable Loss or from the facts or circumstances underlying, resulting in or giving rise to such Indemnifiable Loss.

Section 7.03.              Procedure for Indemnification

                  (a) If a party entitled to indemnification pursuant to SECTION
7.02 (the "INDEMNITEE") receives notice of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any action or proceeding (a "THIRD PARTY CLAIM") with respect to which another party to this Agreement (the "INDEMNIFYING PARTY") is obligated to provide indemnification, the Indemnitee shall give the

Indemnifying Party written notice thereof after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. With respect to any Third Party Claim, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim; provided, however, that without the consent of the Indemnitee, which consent shall not unreasonably be withheld or delayed, the Indemnifying Party shall not settle or compromise any claim unless such settlement or compromise (i) is for money damages only, which damages are paid solely by the Indemnifying Party, (ii) includes a release of the Indemnitee, and (iii) does not involve an admission of liability or fault on the part of the Indemnitee. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall within 30 days (or sooner if the nature of the Third Party Claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may defend such Third Party Claim without waiving its claim for indemnification hereunder; provided, however, that the Indemnitee shall not settle or compromise any such claim without the consent of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party claim, it being understood that the Indemnifying Party may, if it so elects, control such defense. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available on a reasonable basis to the Indemnifying Party any personnel or any books, records, or other documents within its control that are necessary for such defense.

                  (b) Any claim for indemnity between the parties other than with respect to a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party, setting forth in reasonable detail the basis for such claim. The Indemnifying Party shall have a period of 45 days within which to respond thereto. If the Indemnifying Party does not respond within such 45-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, the Indemnitee shall, subject to the limitations as to liability and otherwise as set forth in this Article VII, be free to pursue such remedies as may be available to such party by applicable law.

Section 7.04.              Limitation on Seller's Indemnification Obligations

                  Purchaser's and Parent's indemnification rights provided by this Article VII, other than with respect to Excluded Liabilities, shall be subject to the following limitations:

                  (i) Purchaser, Parent and their respective Affiliates shall not be entitled to assert any claim with respect to any Indemnifiable Losses until such time as the aggregate amount of all of such Indemnifiable Losses exceed $150,000 (the "BASKET AMOUNT").

                  (ii) At such time as Purchaser's, Parent's and their respective Affiliates' Indemnifiable Losses exceed, in the aggregate, the Basket Amount, then Purchaser, Parent and their respective Affiliates may assert all of their claims for such Indemnifiable Losses up to a maximum aggregate amount of $2,000,000 (the "CAP AMOUNT").

Section 7.05.              Use of Escrowed Parent Stock

                  So long as shares of Parent Stock continue to be held by the Escrow Agent pursuant to the Escrow Agreement, any claim by Purchaser, Parent or their Affiliates for indemnification under this Article VII hereof shall, to the extent that Purchaser, Parent or their Affiliates are entitled to such Indemnification, first be satisfied by delivery of shares of Parent Stock held in escrow by the Escrow Agent equal in value to the relevant Indemnifiable Loss, which Parent Stock shall be valued at the Valuation Price.

Section 7.06.              Limitation on Purchaser's Indemnification
                           Obligations

                  Seller's indemnification rights provided by this Article VII, other than with respect to Assumed Liabilities, shall be subject to the following limitations:

                  (i) Seller and its Affiliates shall not be entitled to assert any claim with respect to any Indemnifiable Losses until such time as the aggregate amount of all of such Indemnifiable Losses exceed the Basket Amount.

                  (ii) At such time as Seller's and its Affiliates' Indemnifiable Losses exceed, in the aggregate, the Basket Amount, then Seller and its Affiliates may assert all of their claims for such Indemnifiable Losses up to a maximum aggregate amount equal to the Cap Amount.

Section 7.07.              Sole Remedy

                  Except as otherwise expressly provided by this Agreement or the Transaction Documents (including without limitation the Registration Rights Agreement), the indemnification provisions of this Article VII shall from and after the Closing be the sole remedy for any breach or alleged breach of any the representations, warranties or covenants contained in this Agreement.

Section 7.08.              Dispute Resolution

                  (a) If the Indemnifying Party disputes any claim for indemnification, or its obligation to indemnify any claim, pursuant to this
Article VII, the Indemnifying Party shall notify the Indemnitee of such dispute within twenty (20) days of receipt of notice of the claim. If the matter cannot be reconciled by mutual agreement within sixty (60) days of the date of the notice of the claim, the matter shall be submitted to arbitration. The dispute shall be resolved by three (3) arbitrators in Detroit, Michigan, according to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as then in effect, and be binding on all of the parties hereto. The three (3) arbitrators shall be selected as follows: (i) the AAA shall provide a list of ten (10) potential arbitrators, each familiar with the distribution industry (or in the case of an accounting dispute, a list consisting of the "Big Six" accounting firms, excluding Coopers), (ii) the Indemnifying Party and the Indemnitee shall each select one arbitrator and (iii) the third arbitrator shall be selected by the other two. Such arbitrators shall each agree to be bound by the terms and delivery requirements of this Agreement, the Escrow Agreement and the other Transaction Documents. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  (b) If the Indemnifiable Loss subject to dispute relates to a Third Party Claim which is a final non-appealable judgment, then the Indemnifying Party may not dispute the substance of the claim, but only its liability therefor.

                  (c) Each party shall pay its own costs and expenses (including attorneys' fees and expenses) in connection with any arbitration pursuant to this SECTION 7.08, and the fees and expenses of the arbitrator in any such arbitration shall be paid by the non-prevailing party as determined by the arbitrator.

Section 7.09.              Special Notice

                  Seller agrees to provide Purchaser with written notice of any and all formal claims for indemnity it makes or receives to or from any third party under the Stock Redemption Agreement if and to the extent that such claim relates to the operation of the Division.

Section 7.10.              Environmental Matters

                  (a) For the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "ENVIRONMENTAL SURVIVAL PERIOD"), Purchaser and Seller shall each be responsible for fifty percent (50%) of the first $500,000 of the cost of any debt, liability, payment or obligation relating to any Environmental Law or otherwise relating to the environment or environmental cleanup costs, or disposal of any contaminants, to the extent relating to the Acquired Assets or any of the properties or facilities leased by Seller immediately prior to the Closing in connection with the Division, and which leases are being assumed by Purchaser pursuant to this Agreement, and attributable to events, circumstances or actions occurring on or prior to the Closing Date ("DIVISION ENVIRONMENTAL LIABILITIES"), but only to the extent that
(i) such Division Environmental Liabilities result from or relate to (x) a Third Party Claim made during the Environmental Survival Period, or (y) an affirmative obligation arising under any Environmental Law during the Environmental Survival Period, and (ii) during the Environmental Survival Period, Purchaser has given written notice to Seller of such Third Party Claim or affirmative obligation in accordance with SECTION 7.03 hereof (such Division Environmental Liabilities being referred to herein as "SHARED ENVIRONMENTAL LIABILITIES").

                  (b) To the extent that the aggregate amount of all Shared Environmental Liabilities exceeds $500,000, then the excess of such Shared Environmental Liabilities over $500,000 shall be deemed to be Excluded Liabilities and Seller shall be liable for 100% of such excess.

                  (c) Any Division Environmental Liabilities (i) that do not result from or relate to (x) a Third Party Claim made during the Environmental Survival Period, or (y) an affirmative obligation arising under any Environmental Law during the Environmental Survival Period, or (ii) with respect to which Purchaser has not given written notice to Seller during the Environmental Survival Period, and any debts, liabilities, payments and obligations in the nature of Division Environmental Liabilities but attributable to events, circumstances or actions occurring after the Closing Date, shall be deemed to be Assumed Liabilities and Purchaser shall be liable for 100% thereof; provided, however, that Divisional Environmental Liabilities of which Seller has Knowledge as of the date hereof shall be deemed Excluded Liabilities and not Assumed Liabilities.

                  (d) During the Environmental Survival Period, Purchaser's and Seller's respective liabilities under paragraphs (a), (b) and (c) of this Section shall be deemed to be Indemnifiable Losses subject to the indemnification provisions and procedures of SECTIONS 7.02 and 7.03 hereof, and the parties' obligations under indemnification provisions and procedures shall, notwithstanding the provisions of SECTION 7.01 hereof, survive until the termination of the Environmental Survival Period. After the termination of the Environmental Survival Period, the provisions of SECTIONS 7.02 and 7.03 shall cease to apply with respect to such respective liabilities of the parties, except with respect to claims asserted prior to the termination of the Environmental Survival Period. During the Environmental Survival Period, Purchaser's and Seller's respective liabilities under paragraphs (a), (b) and (c) of this Section shall not be subject to the "basket" and "cap" limitations contained in SECTIONS 7.04 and 7.06 hereof.

                  (e) Notwithstanding the provisions of SECTION 7.07, nothing in this Agreement shall prohibit Seller from asserting in any legal proceedings, or from causing Purchaser to be named a party to any such proceedings for the purpose of asserting and establishing, that such Divisional Environmental Liabilities referred to in paragraph (c) of this Section are Assumed Liabilities and the sole responsibility of Purchaser.


                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01.              Headings; Grammatical Usage

                  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular terms and vice versa, in any place in which the context so requires.

Section 8.02.              Notices

                  Any notices or other communications required or permitted hereunder shall be given in writing and shall be sufficient if delivered personally or sent by certified or registered mail, postage prepaid, or by reputable overnight carrier, addressed as follows:

                  If to Seller, to:

                           Connectivity Products Incorporated
                           680 Mechanic Street, Suite 1201
                           Leominster, Massachusetts  01453
                           Attention: Mr. James S. Harrington

                  with a copy to:

                           Zimet, Haines, Friedman & Kaplan
                           460 Park Avenue
                           New York, New York  10022
                           Attention:  Herbert M. Friedman, Esq.

                  If to Purchaser or Parent, to:

                           Anicom, Inc. or
                           Reel Acquisition Corp.
                           6133 North River Road, Suite 1000
                           Rosemont, Illinois  60018
                           Attention:  Mr. Donald C. Welchko

                  in each case, with a copy to:

                           Katten Muchin & Zavis
                           525 West Monroe Street, Suite 1600
                           Chicago, Illinois  60661
                           Attention:  Jeffrey R. Patt, Esq.

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given when so personally delivered, or if mailed, three days after mailing, or if sent by overnight courier, on the following business day; provided, that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

Section 8.03.              Assignment; Third Parties

                  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies.

Section 8.04.              Expenses and Transfer Taxes

                  (a) Except as expressly provided to the contrary in this Agreement, all fees and expenses incurred by Seller in connection with this Agreement shall be borne by Seller, and all fees and expenses incurred by Purchaser or Parent in connection with this Agreement shall be borne by Purchaser or Parent.

                  (b) Seller shall pay all Transfer Taxes which may be payable in connection with the transactions contemplated by this Agreement, other than any Transfer Taxes which may be payable in connection with the sale or other transfer to Purchaser of any vehicles included in the Acquired Assets, which Transfer Taxes shall be paid by Purchaser.

Section 8.05.              Preamble; Preliminary Recitals

                  The preliminary recitals set forth in the preamble hereto are hereby incorporated and made a part of this Agreement.

Section 8.06.              Reliance

                  All covenants, warranties and representations made herein by any party shall be deemed to be material and relied upon by the other party, notwithstanding any investigation by or knowledge of such other party.

Section 8.07.              Obligation of Parent; Joint and Several
                           Obligations

                  Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action. Without limiting the generality of the foregoing, Purchaser and Parent shall be jointly and severally liable and responsible for all representations, warranties, covenants, agreements, liabilities and obligations of Purchaser and Parent under this Agreement and the Transaction Documents.

Section 8.08.              Complete Agreement

                  This Agreement, which includes each of the Exhibits and Schedules hereto, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto (including without limitation the letter agreement dated June 9, 1997 between Purchaser and Connectivity Technologies Inc.). There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

Section 8.09.              Amendments and Waivers

                  This Agreement may be amended or modified, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.10.              Counterparts

                  This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

Section 8.11.              Governing Law

                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT THAT THE TRANSFER AND CONVEYANCE OF ANY REAL PROPERTY OR INTEREST THEREIN SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH SUCH REAL PROPERTY IS SITUATED. EACH OF THE PARTIES HERETO

HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF OR FEDERAL COURTS SITTING IN THE STATE OF MICHIGAN. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF SUCH COURTS AND TO SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BEING MADE UPON SUCH PARTY BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SPECIFIED IN SECTION 8.02 HEREOF. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING OR ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT COURT.

Section 8.12.              Severability

                  This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.


                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.


        PURCHASER:                              SELLER:

REEL ACQUISITION CORP.                          CONNECTIVITY PRODUCTS
                                                INCORPORATED

By: /s/ Carl E. Putnam                          By: /s/ James S. Harrington
    ----------------------                          ----------------------
        Carl E. Putnam                                  James S. Harrington
        President                                       President and Chief
                                                        Executive Officer

        PARENT:

ANICOM, INC.



By: /s/ Carl E. Putnam
    ----------------------
        Carl E. Putnam
        President and Chief
        Operating Officer

The following Exhibits and Schedules have been omitted from the Asset Purchase
Agreement:

Exhibits:

Exhibit A - Registration Rights Agreement

Exhibit B - Form of Supply Agreement

Exhibit C - Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit D - Form of Shared Services and Facilities Agreement

Exhibit E - Form of Katten, Muchin & Zavis Opinion

Exhibit F - Form of Zimet, Haines, Friedman & Kaplan Opinion

Exhibit G - Form of Investor Representation Letter

Exhibit H - Form of Escrow Agreement

Schedules:

1.01(l)  - Excluded Assets

2.02     - Seller's Bank Lenders

2.05     - Allocation Schedule

3.03     - Material Consents (Consents and Waivers of Third Parties)

4.03     - Consents and Approvals

4.05     - EEC's Unaudited Financial Statements

4.06     - Change in Conditions of EEC since March 31, 1997

4.07     - Legal Proceedings

4.08(a)  - Encumbrances

4.08(b)  - Seller's Facilities (Real Property Leased)

4.09     - Employee Benefit Plans

4.10(a)  - Delinquent Tax Returns

4.11(a)  - Division Contracts

4.11(b)  - Related Parties, Validity, Material Defaults, Renegotiation,
           Assignment of Division Contracts

4.12(a)  - Patents and Trademarks

4.12(b)  - Intellectual Property Infringement by EEC and Infringement of EEC's
           Intellectual Property Rights by Third Parties

4.14     - Insurance Policies

4.17     - Labor Controversies

4.21     - EEC's Interest in Competitors, etc.